CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)(2)
Notes	$2,457,400	$137.12

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

(2)	Pursuant to Rule 457(p) under the Securities Act of 1933, unused filing fees of $216,189.52, have already been paid with respect to unsold securities that were previously registered pursuant to a Registration Statement on Form S-3ASR (No. 333-130051) filed by JPMorgan Chase & Co. on December 1, 2005, and have been carried forward, of which $137.12 offset against the registration fee due for this offering and of which $216,052.40 remains available for future registration fees. No additional registration fee has been paid with respect to this offering.

PRICING SUPPLEMENT NO. 161 Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-155535 Dated April 14, 2009

Return Optimization Securities
Enhanced Return Strategies for Moderate-Return Environments
JPMorgan Chase & Co. $2,457,400 Notes linked to the PHLX Housing Sector IndexSM due on April 17, 2012

Investment Description

Return Optimization Securities are securities issued by JPMorgan Chase & Co. with returns linked to the performance of the PHLX Housing Sector IndexSM (the “Index”) (each, a “Note” and collectively, the “Notes”). The Notes are designed to enhance returns in a moderate-return environment – meaning an environment in which stocks generally experience no more than moderate appreciation. If the Index Return is positive, at the maturity of the Notes you will receive your principal plus a return equaling 300% of the Index Return, up to the Maximum Gain of 103.50%, providing you with a potential opportunity to outperform the Index. If the Index Return is negative, at maturity you will receive your principal as reduced by that negative Index Return and may receive nothing. Any payment on the Notes is subject to the creditworthiness of the Issuer. Investing in the Notes involves significant risks, including potential loss of some or all of your principal and a capped appreciation at maturity.

Features
❑

Tactical Investment Opportunity—At maturity, the Notes enhance the positive returns of the Index up to the Maximum Gain of 103.50%, while providing 1-for-1 downside exposure. In moderate-return environments, this strategy may provide the opportunity to outperform investments that track the performance of the Index.

❑

Market Recovery Strategy—If you believe the closing level of the Index will increase over the term of the Notes from the closing level of the Index on the Trade Date, an investment in the Notes can provide an opportunity to enhance your return at maturity compared to a direct investment in the Index.

Key Dates

Trade Date	April 14, 2009
Settlement Date	April 17, 2009
Final Valuation Date[1]	April 11, 2012
Maturity Date[1]	April 17, 2012
CUSIP:	46625H357
ISIN:	US46625H3571

[1]	Subject to postponement in the event of a market disruption event and as described under “Description of Notes — Payment at Maturity” in the accompanying product supplement no. UBS-5-A-I.

Note Offering

We are offering Return Optimization Securities linked to the PHLX Housing Sector IndexSM. The return on the Notes is subject to, and will not exceed, the Maximum Gain of 103.50%. The Notes are offered at a minimum investment of $1,000 in denominations of $10 and integral multiples thereof. The indicative Maximum Gain for the Notes, as well as the maximum payment at maturity, are listed below.

Underlying Index for each Note	Index Ticker	Leverage Factor	Maximum Gain	Maximum Payment at Maturity per $10 Note	Index Starting Level	CUSIP	ISIN

PHLX Housing Sector IndexSM	HGX	3	103.50%	$20.35	79.89	46625H357	US46625H3571

See “Additional Information about JPMorgan Chase & Co. and the Notes” in this pricing supplement. The Notes will have the terms specified in the prospectus dated November 21, 2008, the prospectus supplement dated November 21, 2008, product supplement no. UBS-5-A-I dated December 2, 2008 and this pricing supplement. See “Key Risks” in this pricing supplement and “Risk Factors” in the accompanying product supplement no. UBS-5-A-I for risks related to investing in the Notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying prospectus, prospectus supplement and product supplement no. UBS-5-A-I. Any representation to the contrary is a criminal offense.

	Price to Public(1)		Fees and Commissions(2)		Proceeds to Us

Offering of Notes	Total	Per Note	Total	Per Note	Total	Per Note

Notes Linked to the PHLX Housing Sector IndexSM	$2,457,400	$10	$61,435	$0.25	$2,395,965	$9.75

(1)	The price to the public includes the cost of hedging our obligations under the Notes through one or more of our affiliates, which includes our affiliates’ expected cost of providing such hedge as well as the profit our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. For additional related information, please see “Use of Proceeds” beginning on page PS-15 of the accompanying product supplement no. UBS-5-A-I.

(2)	UBS Financial Services Inc., which we refer to as UBS, will receive a commission of $0.25 per $10 principal amount Note.

The Notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank. The Notes are not guaranteed under the Federal Deposit Insurance Corporation's Temporary Liquidity Guarantee Program.

UBS Financial Services Inc.

Additional Information about JPMorgan Chase & Co. and the Notes

You should read this pricing supplement together with the prospectus dated November 21, 2008, as supplemented by the prospectus supplement dated November 21, 2008, relating to our Series E medium-term Notes of which these Notes are a part, and the more detailed information contained in product supplement no. UBS-5-A-I dated December 2, 2008. This pricing supplement, together with the documents listed below, contains the terms of the Notes, supplements the free writing prospectus related hereto dated April 1, 2009 and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. UBS-5-A-I, as the Notes involve risks not associated with conventional debt securities.

You may access these on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filing for the relevant date on the SEC website):

®	Product supplement no. UBS-5-A-I dated December 2, 2008: http://www.sec.gov/Archives/edgar/data/19617/000089109208005837/e33725_424b2.pdf

®	Prospectus supplement dated November 21, 2008: http://www.sec.gov/Archives/edgar/data/19617/000089109208005661/e33600_424b2.pdf

®	Prospectus dated November 21, 2008: http://www.sec.gov/Archives/edgar/data/19617/000089109208005658/e33655_424b2.pdf

As used in this pricing supplement, the “Company,” “we,” “us” or “our” refers to JPMorgan Chase & Co.

The phrase “closing level of the Index” as used in this pricing supplement shall have the meaning set forth under “Index Closing Level” as that term is defined in the accompanying product supplement no. UBS-5-A-I.

Investor Suitability

The Notes may be suitable for you if, among other considerations:

®	You believe that the Index will appreciate moderately— meaning that you believe the Index will appreciate over the term of the Notes, and that such appreciation, as leveraged by the Leverage Factor of 3, is unlikely to exceed the Maximum Gain of 103.50% at maturity applicable to the Notes.

®	You are willing to make an investment that is exposed to the full downside performance risk of the Index.

®	You are willing and able to hold the Notes to maturity.

®	You are willing to invest in the Notes even though their return will be limited to the Maximum Gain of 103.50%.

®	You seek exposure to the U.S. housing construction industry.

®	You are willing to invest in securities for which there may be little or no secondary market and you accept that the secondary market will depend in large part on the price, if any, at which JPMSI is willing to trade the Notes.

®	You are willing to forgo (i) dividends paid on the equity securities underlying the Index and (ii) any appreciation above the Maximum Gain of 103.50%.

®	You do not seek current income from this investment.

®	You are comfortable with the creditworthiness of JPMorgan Chase & Co., as Issuer of the Notes.

The Notes may not be suitable for you if, among other considerations:

®	You are unable or unwilling to hold the Notes to maturity.

®	You do not believe the Index will appreciate over the term of the Notes.

®	You believe that the Index will appreciate by more than the Maximum Gain of 103.50%.

®	You are not willing to make an investment in which you could lose up to 100% of your principal amount.

®	You believe that another investment product will provide a leveraged Index Return at maturity that is greater than the Maximum Gain of 103.50%.

®	You are unwilling to make an investment that is exposed to the full downside performance risk of the Index and is not principal protected.

®	You seek an investment that is exposed to the full potential appreciation of the Index, without a cap on participation.

®	You do not seek exposure to the U.S. housing construction industry.

®	You prefer to receive dividends paid on the equity securities underlying the Index.

®	You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.

®	You seek current income from this investment.

®	You are not willing or unable to assume the credit risk associated with JPMorgan Chase & Co., as Issuer of the Notes.

®	You seek an investment for which there will be an active secondary market.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting, and other advisers have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should also review carefully the “Key Risks” on page 6 of this pricing supplement and “Risk Factors” in the accompanying product supplement no. UBS-5-A-I for risks related to an investment in the Notes.

Final Terms

Issuer	JPMorgan Chase & Co.

Issue Price	$10 per Note (subject to a minimum
purchase of 100 Notes or $1,000)

Term	Three years

Payment at Maturity	If the Index Return is positive, you will
(per $10)	receive at maturity a cash payment per $10
principal amount Note, equal to:

$10 + ($10 x Index Return x 3)

provided, however, that in no event will you
receive at maturity an amount greater than
$10 + ($10 x Maximum Gain).

If the Index Return is zero, you will receive
at maturity a cash payment of $10 per $10
principal amount Note.

If the Index Return is negative, you will
receive at maturity a cash payment, per $10
principal amount Note, equal to:

$10 + ($10 x Index Return)

In this scenario, you will lose some or all of
your principal and the amount depends on
how much the Index declines from the Trade
Date to the Final Valuation Date.

Index Return	Index Ending Level – Index Starting Level Index Starting Level

Leverage Factor	3

Maximum Gain	103.50%

Index Starting Level	The Index Closing Level on the Trade Date, which was 79.89.

Index Ending Level	The Index Closing Level on the Final
Valuation Date.

Determining Payment at Maturity

If the Index Return is negative, you will lose 1% of the principal amount of your Notes for every 1% that the Index Ending Level declines beyond the Index Starting Level. Accordingly, your payment at maturity per $10 principal amount Note will be calculated as follows:

$10 + ($10 x Index Return)

In this scenario, you will lose some or all of your principal depending on how much the Index declines from the Trade Date to the Final Valuation Date.

Scenario Analysis and Examples at Maturity

The following scenario analysis and examples reflect the Leverage Factor of 3, and the Maximum Gain of 103.50% and assume a range of Index Returns from +80% to -100%.

Example 1 – On the Final Valuation Date, the PHLX Housing Sector IndexSM closes 10% above the Index Starting Level. Since the Index Return is 10%, you will receive three times the Index Return, or a 30% total return, and the payment at maturity per $10 principal amount Note will be calculated as follows:

$10 + ($10 x (3 x 10%)) = $10 + $3 = $13

Example 2 – On the Final Valuation Date, the PHLX Housing Sector IndexSM closes 40% above the Index Starting Level. Since three times the Index return of 40% is more than the Maximum Gain of 103.50%, you will receive at maturity the Maximum Gain of 103.50%, or $20.35 per $10 principal amount Note.

Example 3 – On the Final Valuation Date, the PHLX Housing Sector IndexSM closes 20% below the Index Starting Level. Since the Index Return is -20%, your investment will be fully exposed to the decline of the PHLX Housing Sector IndexSM and your payment at maturity per $10 principal amount Note will be calculated as follows:

$10 + ($10 x (-20%)) = $10 - $2 = $8

What Are the Tax Consequences of the Notes?

You should review carefully the section entitled “Certain U.S. Federal Income Tax Consequences” in the accompanying product supplement no. UBS-5-A-I. Subject to the limitations described therein, and based on certain factual representations received from us, in the opinion of our special tax counsel, Davis Polk & Wardwell, your Notes should be treated as “open transactions” for U.S. federal income tax purposes. Assuming this characterization is respected, the gain or loss on your Notes should be treated as long-term capital gain or loss if you hold your Notes for more than a year, whether or not you are an initial purchaser of Notes at the issue price. However, the Internal Revenue Service (the “IRS”) or a court may not respect this characterization or treatment of the Notes, in which case the timing and character of any income or loss on the Notes could be significantly and adversely affected. In addition, on December 7, 2007, Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the Notes. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by Non-U.S. Holders should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income that is subject to an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Notes, possibly with retroactive effect. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Notes, including possible alternative treatments and the issues presented by this notice. In addition, based on certain factual assumptions and representations received from us, our special tax counsel is of the opinion that withholding under Sections 897 and 1445 of the Internal Revenue Code of 1986 and the regulations thereunder should not be imposed on proceeds paid to Non-U.S. Holders, and we do not currently intend to withhold thereunder, although it is possible that we may nonetheless decide, or that the IRS could argue that we are required, to do so. In any case, Non-U.S. Holders should note that they may be withheld upon at a rate of up to 30% unless they have submitted a properly completed IRS Form W-8BEN or otherwise satisfied the applicable documentation requirements.

Subject to certain assumptions and representations received from us, the discussion in the preceding paragraph, when read in combination with the section entitled “Certain U.S. Federal Income Tax Consequences” in the accompanying product supplement, constitutes the full opinion of Davis Polk & Wardwell regarding the material U.S. federal income tax consequences of owning and disposing of Notes.

Key Risks

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in any of the component securities of the Index. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement no. UBS-5-A-I.

Risks Relating to the Notes Generally

®	Your Investment in the Notes May Result in a Loss — The Notes do not guarantee any return of principal. The return on the Notes at maturity is linked to the performance of the Index and will depend on whether, and the extent to which, the Index Return is positive or negative. Your investment will be fully exposed to any decline in the Index Ending Level as compared to the Index Starting Level and you may lose some or all of your principal.

®	The Appreciation Potential on the Notes Is Limited to the Maximum Gain — If the Index Ending Level is greater than the Index Starting Level, for each $10 principal amount Note, you will receive at maturity $10 plus an additional amount that will not exceed the Maximum Gain of 103.50%, regardless of the appreciation in the Index, which may be significant.

®	Credit Risk of JPMorgan Chase & Co. — The Notes are senior unsecured debt obligations of the issuer, JPMorgan Chase & Co., and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes depends on the ability of JPMorgan Chase & Co. to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of JPMorgan Chase & Co. may affect the market value of the Notes and, in the event JPMorgan Chase & Co. were to default on its obligations, you may not receive the amounts owed to you under the terms of the Notes.

®	Certain Built-In Costs Are Likely to Adversely Affect the Value of the Notes Prior to Maturity — While the payment at maturity, if any, described in this pricing supplement is based on the full principal amount of your Notes, the original issue price of the Notes includes UBS’s commission and the estimated cost of hedging our obligations under the Notes through one or more of our affiliates. As a result, and as a general matter, the price, if any, at which J.P. Morgan Securities Inc., which we refer to as JPMSI, will be willing to purchase Notes from you in secondary market transactions, if at all, will likely be lower than the original issue price and any sale prior to the maturity date could result in a substantial loss to you. This secondary market price will also be affected by a number of factors aside from UBS’s commission and our hedging costs, including those set forth under “Many Economic and Market Factors Will Impact the Value of the Notes” below. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

®	No Assurances of Moderate-Return Environment — While the Notes are structured to provide enhanced returns in a moderate- return environment, we cannot assure you of the economic environment during the term or at maturity of your Notes.

®	No Interest or Dividend Payments or Voting Rights — As a holder of the Notes, you will not receive interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the equity securities underlying the Index would have.

®	Lack of Liquidity — The Notes will not be listed on any securities exchange. JPMSI intends to offer to purchase the Notes in the secondary market, but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which JPMSI is willing to buy the Notes.

®	Potential Conflicts — We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

®	Potentially Inconsistent Research, Opinions or Recommendations by JPMSI, UBS or Their Affiliates — JPMSI, UBS or their affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Notes, and which may be revised at any time. Any such research, opinions or recommendations could affect the value of the Index or the equity securities included in the Index, and therefore the market value of the Notes.

®	Tax Treatment — Significant aspects of the tax treatment of the Notes are uncertain. You should consult your tax adviser about your tax situation.

®	Potential JPMorgan Chase & Co. Impact on Price — Trading or transactions by JPMorgan Chase & Co. or its affiliates in the equity securities composing the Index, or in futures, options, exchange-traded funds or other derivative products on the equity securities underlying the Index may adversely affect the market value of the equity securities underlying the Index, the level of the Index, and, therefore, the market value of the Notes.

®	Many Economic and Market Factors Will Impact the Value of the Notes — In addition to the level of the Index on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

	®	the expected volatility of the Index;

	®	the time to maturity of the Notes;

	®	the dividend rate on the equity securities underlying the Index;

	®	interest and yield rates in the market generally, as well as in each of the markets of the equity securities composing the Index;

	®	a variety of economic, financial, political, regulatory or judicial events, which affect stock markets generally or the residential homebuilding industry specifically; and

	®	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Risks Relating to the Index

®	Your Return Is Linked to the Performance of a Single Industry — U.S. Housing Construction — All of the equity securities composing the Index are issued by companies whose primary lines of business are directly associated with the domestic housing construction industry. Because the value of the Notes is linked to the performance of the Index, an investment in these Notes will be concentrated in this industry. As a result, the value of the Notes may be subject to greater volatility and be more adversely affected by a single economic, political or regulatory occurrence affecting this industry than a different investment linked to securities of a more broadly diversified group of issuers. In addition, the housing construction industry is significantly affected by a number of factors, including: employment levels and job growth; the availability of financing for home buyers; interest rates; consumer confidence; housing demand; the availability of suitable undeveloped land; raw material and labor shortages and price fluctuations; federal, state and local laws and regulations concerning the development of land, housing construction, home sales, consumer financing and environmental protection; competition among companies which engage in the housing construction business; the supply of homes and other housing alternatives; weather conditions, natural disasters; and geopolitical events. These factors could cause a downturn in the housing construction industry generally or regionally and could cause the value of the equity securities underlying the Index and the level of the Index to decline during the term of the Notes.

®	There Is No Direct Correlation Between the Value of the Notes or the Level of the Index and Residential Housing Prices — There is no direct linkage between the level of the Index and residential housing prices in specific regions or residential housing prices in general. While residential housing prices may be one factor that could affect the prices of the equity securities composing the Index and consequently the closing level of the Index, the Index and the Notes are not directly linked to movements of residential housing prices and may be affected by factors unrelated to such movements.

PHLX Housing Sector IndexSM

The PHLX Housing Sector IndexSM was developed by NASDAQ OMX PHLX and calculated, maintained and published by The NASDAQ OMX Group, Inc. The PHLX Housing Sector IndexSM is a modified market capitalization-weighted index designed to measure the performance of a set of companies the primary lines of business of which are directly associated with the U.S. housing construction market. The PHLX Housing Sector IndexSM is published by Bloomberg under the index symbol “HGX”. Currently, the PHLX Housing Sector IndexSM composition includes residential builders, suppliers of aggregate, lumber and other construction materials, manufactured housing and mortgage insurers. There are currently 20 companies included in the PHLX Housing Sector IndexSM. For more information on the Index, please see Appendix A to this pricing supplement. The information contained in Appendix A supersedes the information set forth under “The PHLX Housing SectorSM Index” in the accompanying product supplement no. UBS-5-A-I.

You can obtain the level of the PHLX Housing Sector IndexSM from the Bloomberg Financial Markets page “HGX <Index> <GO>“ or from the NASDAQ OMX website at www.nasdaqomxtrader.com.

The graph below illustrates the weekly performance of the PHLX Housing Sector IndexSM from July 5, 2002 to April 9, 2009. The U.S. equity markets were closed on April 10, 2009. The closing level of the Index is available from Bloomberg Financial Markets beginning on July 3, 2002. The historical levels of the PHLX Housing Sector IndexSM should not be taken as an indication of future performance.

Source: Bloomberg L.P. We make no representation or warranty as to the accuracy or completeness of information obtained from Bloomberg Financial Markets.

The PHLX Housing Sector IndexSM closing level on April 14, 2009 was 79.89.

The information on the PHLX Housing Sector IndexSM provided in this pricing supplement should be read together with the discussion under Appendix A to this pricing supplement. The information in Appendix A amends, restates, supersedes and replaces the information set forth under the heading “The PHLX Housing SectorSM Index” in the accompanying product supplement no. UBS-5-A-I. Information contained in the Nasdaq OMX website referenced above is not incorporated by reference in, and should not be considered a part of, this pricing supplement.

Supplemental Plan of Distribution

We have agreed to indemnify UBS Financial Services Inc. and JPMSI against liabilities under the Securities Act of 1933, as amended, or to contribute payments that UBS Financial Services Inc. may be required to make relating to these liabilities as described in the prospectus supplement and the prospectus. We have agreed that UBS Financial Services Inc. may sell all or a part of the Notes that it purchases from us to its affiliates at the price indicated on the cover of this pricing supplement.

Subject to regulatory constraints, JPMSI intends to offer to purchase the Notes in the secondary market, but it is not required to do so.

We or our affiliate may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Notes and JPMSI and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions. See “Use of Proceeds” beginning on page PS-15 of the accompanying product supplement no. UBS-5-A-I.

Appendix A — The PHLX Housing Sector IndexSM

The information in this appendix amends, restates, supersedes and replaces the information set forth under the heading “The PHLX Housing SectorSM Index” in the accompanying product supplement no. UBS-5-A-I. We have derived all information contained in this appendix regarding the PHLX Housing Sector IndexSM, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by, Nasdaq OMX PHLX (“PHLX”). We make no representation or warranty as to the accuracy or completeness of such information. The PHLX Housing Sector IndexSM was developed by PHLX and is calculated, maintained and published by The NASDAQ OMX GROUP, Inc. (“NASDAQ OMX”). Neither PHLX nor NASDAQ OMX has any obligation to continue to publish, and may discontinue publication of, the PHLX Housing Sector IndexSM.

The PHLX Housing Sector IndexSM is designed to track the performance of a set of companies whose primary lines of business are directly associated with the U.S. housing construction market (the “PHLX Housing Component Stocks”). Currently, the PHLX Housing Sector IndexSM composition includes residential builders, suppliers of aggregate, lumber and other construction materials, manufactured housing and mortgage insurers.

The PHLX Housing Sector IndexSM is reported by Bloomberg L.P. under the ticker symbol “HGX.”

Index Calculation

The PHLX Housing Sector IndexSM is a modified market capitalization-weighted index. The value of the PHLX Housing Sector IndexSM equals the aggregate value of the index share weights of each of the PHLX Housing Component Stocks multiplied by each such security’s last sale price, and divided by the divisor of the PHLX Housing Sector IndexSM. The divisor serves the purpose of scaling such aggregate value to a lower order of magnitude which is more desirable for index reporting purposes. If trading in a PHLX Housing Component Stock on its primary listing market is halted while the market is open, the most recent last sale price for that PHLX Housing Component Stock is used for all index computations until trading on such market resumes. Likewise, the most recent last sale price is used if trading in a PHLX Housing Component Stock is halted on its primary listing market before the market is open. The PHLX Housing Sector IndexSM began on January 2, 2002 at a base value of 250.00.

The formula for calculating the index value of the PHLX Housing Sector IndexSM is as follows:

Aggregate Adjusted Market Value/Divisor

The divisor is determined as follows:

(Market Value after Adjustments/Market Value before Adjustments) X Divisor before Adjustments

The PHLX Housing Sector IndexSM is ordinarily calculated without regard to cash dividends on PHLX Housing Component Stocks.

The PHLX Housing Sector IndexSM is calculated during the trading day and is disseminated once per second from 09:30:01 to 17:16:00 ET. The closing value of the PHLX Housing Sector IndexSM may change up until 17:15:00 ET due to corrections to the last sale price of the PHLX Housing Component Stocks.

Eligibility

Eligibility for inclusion in the PHLX Housing Sector IndexSM is limited to specific security types only. The security types eligible for the PHLX Housing Sector IndexSM include foreign or domestic common stocks, ordinary shares, American Depositary Receipts (“ADRs”), shares of beneficial interest or limited partnership interests, and tracking stocks. Security types not included in the Index are closed-end funds, convertible debentures, exchange traded funds, preferred stocks, rights, warrants, units and other derivative securities.

For the purposes of the index eligibility criteria, if the security is a depositary receipt representing a security of a non-U.S. issuer, then references to the “issuer” are references to the issuer of the underlying security.

Initial Security Eligibility Criteria

To be included in the PHLX Housing Sector IndexSM, a security must meet the following criteria:

®	a security must be listed on the Nasdaq Stock Market, the New York Stock Exchange, or NYSE Alternext US;

®	the issuer of the security must be classified, as reasonably determined by NASDAQ OMX, as a company whose primary business is associated with the U.S. housing construction market;

®	only one class of security per issuer is allowed;

®	the security must have a market capitalization of at least $100 million;

®	the security must have traded at least 1.5 million shares in each of the last six months;

®	the security must have listed options on a recognized options market in the U.S. or be eligible for listed-options trading on a recognized options market in the U.S.;

®	the security may not be issued by an issuer currently in bankruptcy proceedings;

®	the issuer of the security may not have entered into a definitive agreement or other arrangement which would likely result in the security no longer being Index eligible;

®	the issuer of the security may not have annual financial statements with an audit opinion that is currently withdrawn; and

®	the issuer of the security must have “seasoned” on a recognized market for at least 6 months; in the case of spin-offs, the operating history of the spin-off will be considered.

Component Replacement Criteria

In the event that a security no longer meets the Continued Security Eligibility Criteria, it will be replaced with a security that meets all of the Initial Security Eligibility Criteria and additional criteria that follows. Securities eligible for inclusion will be ranked in descending order by market value, current price and greatest percentage price change over the previous six months. The security with the highest overall ranking will be added to the PHLX Housing Sector IndexSM, provided that the PHLX Housing Sector IndexSM then meets the following criteria:

®	no single PHLX Housing Component Stock is greater than 20% of the weight of the PHLX Housing Sector IndexSM and the top 5 PHLX Housing Component Stocks are not greater than 55% of the weight of the PHLX Housing Sector IndexSM;

®	no more than 15% of the weight of the PHLX Housing Sector IndexSM is composed of non-U.S. component securities that are not subject to comprehensive surveillance agreements;

If multiple securities have the same rank, the security with the largest market capitalization will rank higher. In the event that the highest-ranking security does not permit the PHLX Housing Sector IndexSM to meet the above criteria, the next highest-ranking security will be selected and the index criteria will again be applied to determine eligibility. The process will continue until a qualifying replacement security is selected.

Continued Security Eligibility Criteria

To be eligible for continued inclusion in the PHLX Housing Sector IndexSM, a PHLX Housing Component Stock must meet the following criteria:

®	the security must be listed on the Nasdaq Stock Market, the New York Stock Exchange, or NYSE Alternext US;

®	the issuer of the security must be classified, as reasonably determined by NASDAQ OMX, as a company whose primary business is in the U.S. housing sector (PHLX Housing Component Stocks as of October 31, 2008 will be grandfathered for index classification purposes unless there is a material changes in its business line);

®	the security must have a market capitalization of at least $60 million;

®	the security may not be issued by an issuer currently in bankruptcy proceedings; and

®	the issuer of the security may not have annual financial statements with an audit opinion that is currently withdrawn.

Continued Index Eligibility Criteria

In addition to the security eligibility criteria, the PHLX Housing Sector IndexSM as a whole must meet the following criteria on a continual basis unless otherwise noted:

®	no single PHLX Housing Component Stock is greater than 25% of the weight of the PHLX Housing Sector IndexSM and the top 5 PHLX Housing Component Stocks are not greater than 60% of the weight of the PHLX Housing Sector IndexSM (measured semiannually the first trading day in January and July);

®	no more than 18% of the weight of the PHLX Housing Sector IndexSM is composed of non-U.S. PHLX Housing Component Stocks that are not subject to comprehensive surveillance agreements;

®	the total number of PHLX Housing Component Stocks has not increased or decreased by 33 1/3% of the PHLX Housing Sector IndexSM and in no event will be less than nine;

®	PHLX Housing Component Stocks representing at least 95% of the weight of the PHLX Housing Sector IndexSM have a market capitalization of $75 million;

®	PHLX Housing Component Stocks representing at least 92% of the weight of the PHLX Housing Sector IndexSM and at least 82% of the total number of PHLX Housing Component Stocks meet the security options eligibility rules;

®	PHLX Housing Component Stocks must have trading volume of at least 600,000 shares for each of the last 6 months except that for each of the lowest weighted PHLX Housing Component Stocks that in the aggregate account for no more than 5% of the weight of the PHLX Housing Sector IndexSM, trading volume must be at least 500,000 shares for each of the last six months; and

®	the lesser of the 5 highest weighted PHLX Housing Component Stocks or the highest weighted PHLX Housing Component Stocks that in the aggregate represent at least 30% of the total number of PHLX Housing Component Stocks each have had an average monthly trading volume of at least 1,250,000 shares over the past 6 months.

In the event the PHLX Housing Sector IndexSM does not meet the criteria, the index composition will be adjusted to ensure that the PHLX Housing Sector IndexSM meets the criteria. PHLX Housing Component Stocks that contribute to the PHLX Housing Sector IndexSM not meeting the eligibility criteria may be removed. PHLX Housing Component Stocks may be added and/or replaced according to the component replacement rules to ensure compliance with the Continued Index Eligibility Criteria.

Index Maintenance

Changes in the price of the PHLX Housing Component Stocks and/or index share weights driven by corporate events such as stock dividends, splits, and certain spin-offs will be adjusted on the ex-date. If the change in total shares outstanding arising from other corporate actions is greater than or equal to 5.0%, the change will be made as soon as practicable, normally within ten days of such action. Otherwise, if the change in total shares outstanding is less than 5%, then all such changes are accumulated and made effective on a quarterly basis after the close of trading on the third Friday in each of March, June, September, and December. The index share weights are derived from the security’s total shares outstanding. The index share weights are adjusted by the same percentage amount by which the total shares outstanding have changed.

In the case of a special cash dividend, NASDAQ OMX will determine on an individual basis whether to make a change to the price of a PHLX Housing Component Stock in accordance with its index dividend policy. If it is determined that a change will be made, it will become effective on the ex-date and advance notification will be made.

Ordinarily, whenever there is a change in the index share weights, a change in a PHLX Housing Component Stock or a change to the price of a PHLX Housing Component Stock due to spin-off, rights issuances or special cash dividends, the divisor is adjusted to ensure that there is no discontinuity in the value of the PHLX Housing Sector IndexSM, which might otherwise be caused by any such change. All changes are announced in advance and will be reflected in the PHLX Housing Sector IndexSM prior to market open on the effective date.

Index Rebalancing

The PHLX Housing Sector IndexSM employs a modified market capitalization-weighting methodology. At each quarter, the PHLX Housing Sector IndexSM is rebalanced such that the maximum weight of any PHLX Housing Component Stock will not exceed 15% and no more than 2 securities will be at the cap. Any security then in excess of 8% will be capped at 8%. The aggregate amount by which all securities over 15% and 8% is reduced will be redistributed proportionally across the remaining PHLX Housing Component Stocks. After redistribution, if any other PHLX Housing Component Stock then exceeds 8%, the PHLX Housing Component Stock is set to 8% of the PHLX Housing Sector IndexSM and the redistribution is repeated to derive the final weights.

The modified market capitalization-weighted methodology is applied to the capitalization of each PHLX Housing Component Stock, using the last sale price of the security at the close of trading on the first Friday in March, June, September, and December and after applying quarterly changes to the total shares outstanding. The index share weights are then calculated multiplying the weight of the security by the new market value of the PHLX Housing Sector IndexSM and dividing the modified market capitalization for each PHLX Housing Component Stock by its corresponding last sale price. The changes become effective after trading on the third Friday in March, June, September, and December.

In administering the PHLX Housing Sector IndexSM, NASDAQ OMX will exercise reasonable discretion as it deems appropriate.

None of JPMorgan Chase & Co., the calculation agent and JPMSI accepts any responsibility for the calculation, maintenance or publication of the PHLX Housing Sector IndexSM or any successor index thereto.

License Agreement

Our affiliate, JPMorgan Chase Bank, N.A., has entered into a non-exclusive license agreement with NASDAQ OMX providing for the license to us, in exchange for a fee, of the right to use the PHLX Housing Sector IndexSM in connection with certain securities, including the Notes.

The Notes are not sponsored, endorsed, sold or promoted by, The NASDAQ OMX Group, Inc. (or its affiliates) (NASDAQ OMX, with its affiliates, are referred to as the “Corporations”). The Corporations have not passed on the legality or suitability of, or the accuracy or adequacy of descriptions and disclosures relating to, the Notes. The Corporations make no representation or warranty, express or implied to the owners of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly, or the ability of the PHLX Housing Sector IndexSM to track general stock market performance. The Corporations’ only relationship to JPMorgan Chase & Co. and its affiliates is in the licensing of the Nasdaq®, OMX®, PHLX® and PHLX Housing Sector IndexSM registered trademarks, and certain trade names of the Corporations and the use of the PHLX Housing Sector IndexSM which is determined, composed and calculated by NASDAQ OMX without regard to JPMorgan Chase & Co. or the Notes. NASDAQ OMX has no obligation to take the needs of JPMorgan Chase & Co. or the owners of the Notes into consideration in determining, composing or calculating the PHLX Housing Sector IndexSM. The Corporations are not responsible for and have not participated in the determination of the timing of, prices at, or quantities of the Notes to be issued or in the determination or calculation of the equation by which the Notes are to be converted into cash. The Corporations have no liability in connection with the administration, marketing or trading of the Notes.

The Corporations do not guarantee the accuracy and/or uninterrupted calculation of the PHLX Housing Sector IndexSM or any data included therein. The Corporations make no warranty, express or implied, as to results to be obtained by Licensee, owners of the Notes, or any other person or entity from the use of the PHLX Housing Sector IndexSM or any data included therein. The Corporations make no express or implied warranties, and expressly disclaim all warranties of merchantability or fitness for a particular purpose or use with respect to the PHLX Housing Sector IndexSM or any data included therein. Without limiting any of the foregoing, in no event shall the Corporations have any liability for any lost profits or special, incidental, punitive, indirect, or consequential damages, even if notified of the possibility of such damages.

Nasdaq®, OMX®, PHLX® and PHLX Housing Sector IndexSM, are registered trademarks of The NASDAQ OMX Group, Inc. and are licensed for use by JPMorgan Chase & Co. The Notes have not been passed on by the Corporations as to their legality or suitability. The Notes are not issued, endorsed, sold, or promoted by the Corporations. The Corporations make no warranties and bear no liability with respect to the Notes.